RemedyTemp Inc.
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News Release FOR: CONTACT:	■ ■ ■ REMEDYTEMP, INC. Monty Houdeshell Senior Vice President and Chief Financial Officer (949) 425-7600

Roger Pondel/Rob Whetstone PondelWilkinson Inc. (310) 297-5980

REMEDYTEMP TO CHALLENGE STATE APPEAL COURT DECISION
IN WORKERS’ COMPENSATION CASE

ALISO VIEJO, Calif.— October 21, 2004—RemedyTemp, Inc. (NASDAQ:REMX), which operates as Remedy Intelligent Staffing® and RemX® Specialty Staffing, today said it will ask the California Supreme Court to review the ruling by a California Court of Appeal panel that the insurers that covered RemedyTemp’s client firms, and not the California Insurance Guaranty Association (CIGA), are responsible for the claims of approximately 500 RemedyTemp employees insured by the defunct Reliance National Insurance Company (Reliance). CIGA is a body created by law to cover the obligations of failed insurers.

“We are disappointed that the Court did not enforce the legislature’s 1995 decision to eliminate unnecessary, duplicative insurance expense and relieve our clients of the cost and unpredictability of having to insure temporary staff, along with their own employees,” said Greg Palmer, RemedyTemp’s president and chief executive officer. “California employers clearly won the right to rely on the insurance bought by temporary staffing companies for their employees, rather than having to cover temporary workers under their own insurance. That was the basis on which we did business. The Court’s decision effectively rewrites contracts that temporary staffing companies, their clients and those clients’ insurers all

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made based on that understanding.”

Reliance was declared insolvent in 2001, after which time RemedyTemp asked CIGA to assume Reliance’s obligations on behalf of its injured employees. In its ruling, the California Court of Appeal stated that CIGA was excused from covering the claims, which must instead be paid by the insurers that covered RemedyTemp’s clients during the same period. RemedyTemp contends that with this ruling, responsibility for claims by temporary workers is being shifted onto insurers that had not collected premiums for such workers, and in some cases onto RemedyTemp clients, who had to satisfy deductibles under their own policies and face increased premiums from their insurers.

“The Court’s ruling could affect thousands of companies that, in part, rely on temporary staffing to avoid the costly overhead associated with carrying additional workers’ compensation insurance,” Palmer said. “Moreover, it causes RemedyTemp to face the prospect of customer dissatisfaction and potential claims by clients for reimbursement of insurance policy deductibles and other uninsured losses. This is an important issue for all temporary staffing companies that we strongly believe should be heard by the state’s highest court.”

RemedyTemp said if the California Supreme Court agrees to hear the appeal it does not expect a decision until sometime in 2005.

Despite the company’s determination to pursue the review process, there can be no assurance that further judicial review will be granted, or that the company will ultimately succeed in overturning the Court’s decision. In the event of an unfavorable outcome, Remedy may be obligated to reimburse certain clients and believes that it would consider reimbursement of other clients for actual losses incurred as a result of an unfavorable ruling in this matter. If CIGA is permitted to join Remedy’s customers, thus triggering the clients’ insurance carriers’ obligation to respond to the claims of Remedy’s employees, the exposure to Remedy becomes a function of the ultimate losses on the claims and the impact of such claims, if any, on the clients’ insurance coverage, including the clients’ responsibility for any deductibles or retentions under their own workers’ compensation insurance.

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Although the company has received data from the trustee for Reliance regarding outstanding claims that CIGA has attempted to pursue against the company’s current and former clients, the company is currently unable to ascertain the specific details regarding the insurance coverage of its affected clients or the impact of an unfavorable ruling on such coverage. The losses incurred to date represent amounts paid to date by the trustee and the remaining claim reserves on open files. At this time, the company believes that it is unable to determine if the remaining reserves on the claims are appropriate or adequate, since the company has not been able to gain access to the files due to pending litigation. Further, the company believes its exposure in this matter is not the remaining claims liability, but rather a function of the impact of such claims, if any, on the clients’ insurance costs.

About RemedyTemp, Inc.

RemedyTemp, with 235 offices throughout North America, is a professional staffing organization focused on delivering human capital workforce solutions in various business sectors. For additional information about RemedyTemp visit www.remedytemp.com.

This news release contains forward-looking statements that involve material risks and uncertainties. Such forward-looking statements, including, but not limited to the timing of a California Supreme Court decision, and other factors described in the company’s public filings from time to time, are subject to change based on factors beyond the control of the company. (Certain of such statements are identified by the use of words such as “anticipate,” “believe,” “estimate,” “intend,” “plan,” “expect,” “will,” or “future.”) The company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any such forward-looking statement or any projected results expressed or implied therein will not be realized.

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